                                                                    EXHIBIT 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 2002, with respect to the consolidated financial statements of dj Orthopedics, Inc. included in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-74998) and related Prospectus of dj Orthopedics, Inc. for the registration of its 12 5/8% Senior Subordinated Notes due 2009.

Our audits also included the financial statement schedule of dj Orthopedics, Inc. for each of the three years in the period ended December 31, 2001 listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                        /s/ ERNST & YOUNG LLP

San Diego, California
August 28, 2002